EXHIBIT 5.1

WIGGIN AND DANA LLP
281 Tresser Boulevard
Stamford, CT 06901
203-363-7600 (Phone)
203-363-7676 (Fax)

August 30, 2011

CAS Medical Systems, Inc.
44 East Industrial Road
Branford, Connecticut 06405

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of CAS Medical Systems, Inc. (the “Company”), relating to 6,244,149 shares of the Company’s Common Stock, $0.004 par value per share (the “Shares”), to be sold by the selling stockholders named therein.

As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the original issuance Shares being registered pursuant to the Registration Statement, and in the case of Shares underlying stock options, when such Shares are issued and paid for in accordance with the terms thereof, will, when sold, be legally issued, fully paid and non-assessable.

This opinion set forth herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name beneath the caption “Legal Matters” in the prospectus forming part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ WIGGIN AND DANA LLP